Exhibit 21.1

Table of Subsidiaries of Registrant

Name	Percentage Ownership	Jurisdiction of Incorporation
Beijing Medpharm Co. Ltd.	100%	Beijing, China
Beijing Wanwei Pharmaceutical Co., Ltd.	100%	Beijing, China
Dejee Company Ltd.	100%	Hong Kong, China
Sunstone China Limited	100%	Hong Kong, China
Sunstone (Tangshan) Pharmaceutical Co., Ltd.	100%	Tangshan, Hebei Province, China
Sunstone Shengda Zhangjiakou Pharmaceutical Co., Ltd.	50%	Hebei Province, China
Shanghai Rongheng Pharmaceutical Company	63%	Shanghai, China
Alliance BMP Limited	20%	United Kingdom